Exhibit 99.2

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Brookstone, Inc.

We have completed an integrated audit of Brookstone, Inc.’s January 29, 2005 consolidated financial statements and of its internal control over financial reporting as of January 29, 2005 and audits of its January 31, 2004 and February 1, 2003 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements and financial statement schedule

In our opinion, the consolidated financial statements listed in the accompanying index, present fairly, in all material respects, the financial position of Brookstone, Inc. and its subsidiaries at January 29, 2005 and January 31, 2004, and the results of their operations and their cash flows for each of the three years in the period ended January 29, 2005 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in “Management’s Annual Report on Internal Control Over Financial Reporting”, that the Company maintained effective internal control over financial reporting as of January 29, 2005 based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of January 29, 2005, based on criteria established in Internal Control—Integrated Framework issued by COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PricewaterhouseCoopers LLP

Boston, MA

April 29, 2005, except for Note 5, as to which the date is September 9, 2005

BROOKSTONE, INC.

CONSOLIDATED BALANCE SHEET

(In thousands, except share data)

	January 29, 2005	January 31, 2004
Assets

Current assets:
Cash and cash equivalents	$86,205	$69,738
Receivables, less allowances of $237 at January 29, 2005 and $496 at January 31, 2004	9,859	7,476
Merchandise inventories	75,585	66,876
Deferred income taxes, net	3,917	4,799
Prepaid expenses	6,045	6,217

Total current assets	181,611	155,106

Deferred income taxes, net	5,256	4,738
Property, plant and equipment, net	74,019	53,970
Intangible assets, net	3,853	4,123
Other assets	1,741	2,390

Total Assets	$266,480	$220,327

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$17,402	$15,759
Other current liabilities	46,500	41,417

Total current liabilities	63,902	57,176

Other long-term liabilities	22,432	15,676
Long-term debt	8,760	1,941

Commitments and contingencies (Note 12)

Other party interests in consolidated entities	1,100	410

Shareholders’ equity:
Preferred stock, $0.001 par value: Authorized—2,000,000 shares; none issued
Common stock, $0.001 par value: Authorized—50,000,000 shares; issued—20,373,423 shares at January 29, 2005 and 13,354,949 shares at January 31, 2004; outstanding-20,365,287 shares at January 29, 2005 and 13,349,525 shares at January 31, 2004	20	13
Additional paid-in capital	64,916	59,176
Unearned stock compensation	(1,821)	(184)
Accumulated other comprehensive loss	(1,301)	(991)
Retained earnings	108,519	87,157
Treasury stock, at cost—8,136 shares at January 29, 2005 and 5,424 at January 31, 2004	(47)	(47)

Total shareholders’ equity	170,286	145,124

Total Liabilities and Shareholders’ Equity	$266,480	$220,327

See Notes to Consolidated Financial Statements.

BROOKSTONE, INC.

CONSOLIDATED STATEMENT OF INCOME

(In thousands, except per share data)

	Year Ended
	January 29, 2005	January 31, 2004	February 1, 2003
	(Restated—Note 5)	(Restated—Note 5)	(Restated—Note 5)
Net sales	$482,884	$418,770	$358,598
Cost of sales	287,690	250,528	224,196

Gross profit	195,194	168,242	134,402
Selling, general and administrative expenses	154,571	135,695	111,881
Gain on curtailment of retiree medical plan	—	—	(642)

Operating income from continuing operations	40,623	32,547	23,163
Interest expense, net	921	857	1,268

Income before taxes, other party interests in consolidated entities and discontinued operations	39,702	31,690	21,895
Other party interests in consolidated entities	751	—	—

Income before taxes and discontinued operations	38,951	31,690	21,895
Income tax provision	15,485	12,217	8,304

Income from continuing operations	23,466	19,473	13,591
Loss on discontinued operations, net of tax benefit of $1,479, $1,225 and $949	(2,104)	(1,921)	(1,591)

Net income	$21,362	$17,552	$12,000

Earnings per share—basic
Income from continuing operations	$1.16	$1.00	$0.71
Loss on discontinued operations	(0.10)	(0.10)	(0.08)

Earnings per share—basic	$1.06	$0.90	$0.63

Earnings per share—diluted
Income from continuing operations	$1.12	$0.97	$0.70
Loss on discontinued operations	(0.10)	(0.10)	(0.08)

Earnings per share—diluted	$1.02	$0.87	$0.62

Weighted average shares outstanding—basic	20,207	19,559	19,092

Weighted average shares outstanding—diluted	20,973	20,181	19,353

See Notes to Consolidated Financial Statements.

BROOKSTONE, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

	Year Ended
	January 29, 2005	January 31, 2004	February 1, 2003
Cash flows from operating activities:
Net income	$21,362	$17,552	$12,000
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	13,679	12,300	11,853
Gain on curtailment of retiree medical plan	—	—	(642)
Amortization of debt issuance costs	185	212	240
Loss on cash flow hedge	73	—	—
Deferred income taxes	554	453	(1,674)
Related tax benefits on exercise of stock options	1,602	1,845	482
Stock based compensation expense	577	629	—
Other party interests in consolidated entities	751	—	—
Increase in other assets	(70)	(587)	(189)
Increase in other long-term liabilities	6,203	1,932	264

Changes in working capital:
Accounts receivable, net	(2,694)	(1,397)	2,091
Merchandise inventories	(8,709)	(7,889)	(3,358)
Prepaid expenses	172	(896)	(140)
Accounts payable	1,643	5,039	(512)
Other current liabilities	5,045	9,144	10,643

Net cash provided by operating activities	40,373	38,337	31,058
Cash flows from investing activities:
Expenditures for property, plant and equipment	(33,067)	(26,260)	(6,116)

Net cash used for investing activities	(33,067)	(26,260)	(6,116)
Cash flows from financing activities:
Proceeds from real estate loan	8,000	—	—
Payments on long-term debt	(443)	(169)	(127)
Payments for debt issuance costs	—	(102)	(620)
Cash distributions to joint venture parties	(782)	(514)	(141)
Capital contributions from joint venture parties	475	—	89
Proceeds from exercise of stock options and employee stock purchase plan	1,911	4,302	1,073

Net cash provided by financing activities	9,161	3,517	274

Net increase in cash and cash equivalents	16,467	15,594	25,216

Cash and cash equivalents at beginning of period	69,738	54,144	28,928

Cash and cash equivalents at end of period	$86,205	$69,738	$54,144

Supplemental disclosures of cash flow information:

Cash paid for interest	$617	$577	$779

Cash paid for income taxes	$10,006	$7,721	$3,920

See Notes to Consolidated Financial Statements.

BROOKSTONE, INC.

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

For the years ended February 1, 2003, January 31, 2004 and January 29, 2005

(In thousands, except share data)

	Shares	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income	Unearned Stock Compensation	Retained Earnings	Treasury Stock	Total Shareholders’ Equity
Balance at February 2, 2002	8,369,720	$8	$50,666	$(447)	$—	$57,605	$(47)	$107,785

Issuance of common stock under Incentive Plans and related tax benefits	150,451		1,555					1,555
Components of comprehensive income (net of tax):
Net income						12,000		12,000
Minimum pension liability adjustment (net of tax of $357)				(584)				(584)

Total Comprehensive Income								11,416

Balance at February 1, 2003	8,520,171	8	52,221	(1,031)	—	69,605	(47)	120,756

Stock split, three-for-two	4,259,919	4	(4)					—
Issuance of common stock under the 1999 Equity Incentive Plan	24,951	—	608					608
Issuance of common stock under Incentive Plans and related tax benefits	535,859	1	6,146					6,147
Restricted stock awards granted	8,625	—	205		(205)			—
Amortization of unearned stock compensation					21			21
Components of comprehensive income (net of tax):
Net income						17,552		17,552
Minimum pension liability adjustment (net of tax of $25)				40				40

Total Comprehensive Income								17,592

Balance at January 31, 2004	13,349,525	13	59,176	(991)	(184)	87,157	(47)	145,124

Stock split, three-for-two	6,674,709	7	(7)					—
Issuance of common stock under Employee Stock Purchase Plan	28,874		334					334
Deferred/Restricted stock awards granted, net of forfeitures and fair value adjustment	(125)		2,235		(2,214)			21
Amortization of unearned stock compensation					577			577
Issuance of common stock under Incentive Plans and related tax benefits	312,304		3,178					3,178
Components of comprehensive income (net of tax):
Net income						21,362		21,362
Minimum pension liability adjustment (net of tax of $178)				(290)				(290)
Unrealized loss on cash flow hedge (net of tax of $12)				(20)				(20)

Total Comprehensive Income								21,052

Balance at January 29, 2005	20,365,287	$20	$64,916	$(1,301)	$(1,821)	$108,519	$(47)	$170,286

See Notes to Consolidated Financial Statements.

BROOKSTONE, INC.

Notes to Consolidated Financial Statements

1.    Nature of Business and Organization

Brookstone, Inc. (“We” “Brookstone” or the “Company”) is a nationwide specialty retailer that develops unique, innovative and proprietary-branded products and offers them to customers via multiple distribution channels, including Retail Stores and Direct Marketing via catalogs and the Internet. The Company’s portfolio includes three brands: Brookstone, Hard-to-Find-Tools and Gardeners Eden. The Brookstone brand features an assortment of functional, distinctly designed and high-quality consumer products that are not widely available from other retailers. Brookstone’s merchandise selection includes products in four categories: Home and Office, Travel and Auto, Outdoor Living, and Health and Fitness. Hard-to-Find-Tools features innovative solutions to common problems and tasks around the home and garden. Gardeners Eden is a fashion and lifestyle brand that features high quality, garden-inspired outdoor furniture, a wide selection of live plants and an array of indoor and outdoor garden-themed décor. (See note 5 for discontinued operations discussion).

Brookstone, Inc. offers approximately 2,500 active stock-keeping units (“SKUs”) for Brookstone and Hard-to-Find-Tools, and approximately 2,500 SKUs for Gardeners Eden at any given time. The Company sells its products through 293 full-year stores (including 37 airport-based stores, five Gardeners Eden stores and three outlet stores) in 41 states, the District of Columbia, and Puerto Rico. In addition to these full-year stores, Brookstone operates temporary stores and kiosks primarily during the winter holiday season. In 2004, Brookstone operated 61 temporary locations. The Company also operates a Direct Marketing business that includes three catalog titles (Brookstone, Hard-To-Find-Tools Catalog and Gardeners Eden), two interactive Internet websites (www.brookstone.com and www.gardenerseden.com), as well as sales to corporate customers. For a further description of the Company’s business segments, see Note 7 of the accompanying Consolidated Financial Statements.

2.    Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company, Brookstone Company, Inc. and the direct and indirect wholly owned subsidiaries of this entity.

The Company operates three separate joint venture arrangements. Each of these joint ventures is consolidated. The Atlanta joint venture qualifies as a Variable Interest Entity (“VIE”) for which the Company is the primary beneficiary of the VIE. As the primary beneficiary, the Company consolidated this entity effective for the first fiscal quarter of 2004. (See Note 4.) All intercompany accounts and transactions have been eliminated in consolidation.

Fiscal Year

The Company’s fiscal year ends on the Saturday nearest the last day in January. Results of operations for Fiscal 2004, Fiscal 2003 and Fiscal 2002 are for the 52 weeks ended January 29, 2005, January 31, 2004 and February 1, 2003, respectively.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company considers the more significant accounting policies that involve management estimates and judgments to be those relating to revenue recognition, inventory reserves, property, plant and equipment, valuation of long-lived assets, accounting for income taxes, pension and other post retirement benefit plans and workers’ compensation and general liability insurance. Actual results may differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investment instruments with a remaining maturity of three months or less when purchased to be cash equivalents. These instruments are carried at cost plus accrued interest. The Company invests its excess cash in money market funds and commercial paper rated at least A-1 or prime-one. These investments are less subject to credit and market risk.

Fair Value of Assets and Liabilities

The recorded amounts for cash and cash equivalents, other current assets, accounts receivable, accounts payable and other current liabilities approximate fair value due to the short-term nature of these assets and liabilities and long-term debt approximates fair value due to the variable interest rate.

Receivables

The Company’s accounts receivable include net receivables related to product returns to vendors, receivables due from credit card processors, amounts due from landlords for store build-outs, and other immaterial items.

Merchandise Inventories

Merchandise inventories are stated at the lower of cost or market. Cost is determined using the retail inventory method. In addition to the cost of merchandise purchased, certain costs related to the purchasing, distribution, storage and handling of merchandise are included in inventory.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation and amortization of property, plant and equipment (excluding temporary locations) are determined using the straight-line method over the estimated useful lives shown below. Materials used in the construction of temporary locations such as kiosks are depreciated based on usage over a maximum five-year period and are included in equipment and fixtures.

Building and improvements	35 years
Equipment, furniture and fixtures and software	3 to 10 years
Leasehold improvements	The lesser of the lease term or the estimated useful life

The Company leases retail store locations under operating lease agreements, which sometimes provide for leasehold completion allowances to be received from the lessors. These completion

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

allowances are recorded in other long-term liabilities. Upon retirement or sale, the cost of disposed assets and the related accumulated depreciation are eliminated and any gain or loss is included in net income.

Depreciation expense totaled $12,836,000, $11,574,000 and $11,039,000 for Fiscal 2004, Fiscal 2003 and Fiscal 2002 respectively.

The Company accounts for software costs in accordance with Statement of Position (SOP) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” which requires that certain costs related to developing or obtaining internal use software should be capitalized. In addition, the Company accounts for the costs incurred to develop and maintain its website in accordance with Emerging Issues Task Force Summary No. 00-2 (EITF 00-2), “Accounting for Web Site Development Costs.”

Intangible Assets

Intangible assets representing the excess of purchase price over identifiable assets include trade name and customer lists related to the Gardeners Eden acquisition. During Fiscal 2002, the Company adopted Statement of Accounting Standards No. 142 (“SFAS No. 142”), “Goodwill and Other Intangible Assets.” In accordance with SFAS No. 142, an evaluation of the Company’s intangible assets was performed and the intangible assets were determined to have finite lives. The trademark is being amortized over 20 years on a straight-line basis. Amortization expense totaled $270,000 in Fiscal 2004, $290,000 in Fiscal 2003 and $399,000 in Fiscal 2002 (included in discontinued operations). The customer lists were fully amortized at year end Fiscal 2003. (See note 5 Discontinued Operations discussion).

Impairment of Long-Lived Assets

In Fiscal 2002, the Company adopted Statement of Financial Accounting Standards No. 144 (“SFAS No. 144”), “Accounting for the Impairment or Disposal of Long-Lived Assets.” In accordance with SFAS No. 144, the Company reviews long-lived assets, including intangible assets with finite lives, for impairment at least annually or whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. Each impairment test is based on a comparison of the undiscounted net cash flows of individual stores, and consolidated net cash flows for long-lived assets not identifiable to individual stores, to the recorded value of the asset. If impairment is indicated, the asset is written down to its estimated fair value on a discounted cash flow basis. At Fiscal 2004, 2003 and 2002, based on the Company’s review, no assets were deemed to be impaired. While the Company believes that its estimates of future cash flows are reasonable, different assumptions regarding such cash flows could materially affect the Company’s evaluations.

Revenue Recognition

The Company recognizes revenue from sales of merchandise at the time of customer receipt. Revenue is recognized net of estimated merchandise returns and allowances. In its direct to customer segment, the Company estimates delivery time to be approximately three days, therefore, it recognizes revenue in this segment on the third business day after shipment. Revenue from merchandise credits and gift certificates is deferred until redemption.

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

The Company allows merchandise returns for all merchandise, and has established an allowance for merchandise returns based on historical experience, in accordance with Statement of Financial Accounting Standards No. 48 (“SFAS No. 48”), “Revenue Recognition When Right of Return Exists.”

Cost of Sales

Cost of sales is principally comprised of landed cost (which is comprised of the cost of the product, inbound freight to the Distribution Center, U.S. customs and duties and buying agent fees), markdowns, inventory shrink, vendor allowances, shipping and handling costs and all costs of occupancy.

Advertising Costs

Direct response advertising costs, which consist of catalog production and postage costs, are deferred and amortized over the period and curve of expected direct marketing revenue, which is approximately six months. Deferred catalog costs were $1.7 million at January 29, 2005 and $1.6 million at January 31, 2004 and are classified as non-current assets. The Company expenses in-store and print advertising costs as incurred. Advertising expense, primarily catalog costs, was approximately $26.0 million, $20.8 million and $14.3 million for the years ended January 29, 2005, January 31, 2004 and February 1, 2003, respectively.

Store Pre-Opening Costs

Pre-opening costs for the Company’s new retail stores include payroll costs and manager training expenses. These costs are expensed as incurred and are included in selling, general and administrative expenses.

Selling, General and Administrative Expenses

Selling, general and administrative (SG&A) expense is comprised of all operating costs of the Company’s stores, headquarters facility and Distribution Center, including transportation costs associated with inventory movement from the Distribution Center to the retail stores.

Segment Reporting

The Company’s business is comprised of two distinct business segments determined by the method of distribution channel. The retail segment is comprised of all full-year stores in addition to all temporary stores and kiosks. Retail product distribution is conducted primarily through the store location. The direct marketing segment is comprised of the Hard-To-Find-Tools and Brookstone Catalog and products promoted via our Internet website, www.Brookstone.com, and sales to corporate customers. Direct marketing product distribution is primarily conducted through the Company’s Direct Marketing Customer Sales and Contact Center and Distribution Center located in Mexico, Missouri.

Workers’ Compensation and General Liability Insurance

The Company retains risk with respect to workers’ compensation and general liability claims up to a maximum of $350,000 per claim and $50,000 per claim, respectively. The Company retains risk with respect to aggregate claims up to a maximum of $2,500,000 and $2,000,000 during the policy year for workers’ compensation and general liability claims, respectively. The Company’s provision for

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

estimated workers’ compensation and general liability claims includes estimates of the ultimate costs for both reported claims and claims incurred but not reported.

Income Taxes

The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the fiscal year in which those temporary differences are expected to be recovered or settled. The effect of any future change in tax rates is recognized in the period in which the change occurs.

The Company is periodically under audit by federal, state and local tax authorities. In evaluating the potential exposure with the various tax filing positions, the Company provides for possible exposures. Based on the annual evaluations of tax positions, management believes the Company has appropriately filed its tax returns and accrued for possible exposures. To the extent the Company is able to prevail in matters for which provisions have been established or be required to pay amounts in excess of amounts accrued, the Company’s effective tax rate in a given financial period might be materially impacted.

Annual tax provisions include amounts considered sufficient to pay assessments that may result from examinations of prior year tax returns; however, the amount ultimately paid upon resolutions of issues raised may differ materially from the amount accrued.

The carrying value of the Company’s net deferred tax assets assumes that the Company will be able to generate sufficient future taxable income in certain tax jurisdictions, based on estimates and assumptions. If these estimates and related assumptions change in the future, the Company may be required to record a valuation allowance against its deferred tax assets resulting in income tax expense in the Company’s Consolidated Income Statement. Management evaluates the realizability of the deferred tax assets and assesses the need for valuation allowances periodically.

Retirement and Post-Retirement Benefits

The Company sponsors defined benefit pension and other post-retirement benefit plans. Major assumptions used in the accounting for these employee benefit plans include the discount rate, expected return on plan assets, and health care cost increase projections. Assumptions are determined based on Company data and appropriate market indicators and are evaluated each year as of the plans’ measurement date. The long-term return on plan assets is determined based on historical portfolio results and management’s expectation of the future economic environment, as well as target asset allocations. Our medical cost trend assumptions are developed based on historical cost data, the near-term outlook and an assessment of likely long-term trends. A change in any of these assumptions may have a material effect on net periodic pension and post-retirement benefit costs reported in the Consolidated Financial Statements.

Derivative Instruments and Hedging Activities

The Company uses derivative financial instruments to hedge its exposure to variability in expected future cash flows that is attributable to interest rate risk. The Company does not use derivative financial instruments for trading or speculative purposes.

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

The Company records all derivatives at fair value either as assets or liabilities. The Company records the effective portion of changes in fair value of derivatives designated as cash flow hedge instruments as a component of other comprehensive income in shareholders’ equity which is subsequently reclassified into earnings in the period during which the hedged transaction is recognized in earnings. The Company reports the ineffective portion of the gain or loss, if any, in other income or expense.

Earnings Per Share

Basic earnings per share is computed by dividing income available to common shareholders by the weighted-average shares of common stock outstanding during the period. For the purposes of calculating diluted earnings per share, the denominator includes both the weighted average number of shares of common stock outstanding during the period and the weighted average number of potential shares of common stock, such as stock options.

Stock-Based Compensation

As more fully described in Note 9 of the Consolidated Financial Statements, the Company has stock option plans in effect that provide for the issuance of non-qualified and incentive stock options. Statement of Financial Accounting Standards No. 123 (“SFAS No. 123”), “Accounting for Stock-Based Compensation,” as amended by Statement of Accounting Standards No. 148 (“SFAS 148”), permits the Company to follow the measurement provisions of APB Opinion No. 25 (“APB No. 25”), “Accounting for Stock Issued to Employees.” Stock options have historically been granted at or above the market price on the date of the grant. The Company also issues restricted and deferred stock awards under its stock option plans. To date, restricted and deferred stock awards have been issued at no cost to the recipient of the award. Restricted stock has restrictions that lapse over four years from the date of grant or as specified in the award. Deferred stock has restrictions regarding vesting time tables and may have additional Company performance criteria requirements. The value of the restricted and deferred shares in excess of cost is charged to income ratably over the period during which these awards vest. The unearned compensation related to these awards is included as a component of shareholders equity. For the year ended January 29, 2005, the expense related to restricted and deferred stock awards was $89,000 and $488,000, respectively. For the year ended January 31, 2004, the expense related to restricted and deferred stock awards was $21,000 and $608,000, respectively.

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

Had compensation cost for the Company’s stock-based incentive compensation plans been determined based on the fair value at the grant dates of awards under those plans, consistent with the methodology prescribed by SFAS No. 123, the Company’s net income and related earnings per share for Fiscal 2004, 2003 and 2002 would have been reduced to the pro forma amounts indicated below:

	Fiscal Year
	2004	2003	2002
Net income—as reported	$21,362,000	$17,552,000	$12,000,000
Deduct: Stock-based employee compensation expense determined under fair value based method, net of related tax effects	(845,000)	(1,029,000)	(682,000)
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	348,000	387,000	—

Net income—pro forma	$20,865,000	$16,910,000	$11,318,000

Earnings per share—basic
As reported	$1.06	$0.90	$0.63
Pro forma	$1.03	$0.86	$0.59

Earnings per share—diluted
As reported	$1.02	$0.87	$0.62
Pro Forma	$0.99	$0.84	$0.58

Lease Accounting

During 2004, the company identified and corrected an error in its accounting policy related to the timing of rent expense for certain locations. Previously, the Company followed a practice in which it began recording rent expense at the time a store opened and the lease term commenced. The Company will now begin recording rent expense when it takes possession of a store, which occurs before the contractual commencement of the lease term and approximately 60 days prior to the opening of the store. This will result in an earlier recognition of rent expense for each lease, as the Company begins recording rent expense during the pre-opening period, but a reduction in monthly rent expense as the total rent due under the lease is amortized over a greater number of months.

To correct this error, the Company recorded a cumulative, non-cash adjustment to rent expense of $2.3 million, in fourth quarter 2004 financial results. Financial results for prior years and prior interim periods were not restated due to the immateriality of the impact. This will not affect historical or future cash flows or the timing or amounts of payments under related leases.

Reclassifications

Certain reclassifications have been made to the Fiscal 2003 and Fiscal 2002 balances to conform to the current year presentation. These reclassifications had no impact on previously reported net income or net cash flow.

Recent Accounting Pronouncements

In May 2004, the FASB released Staff Position No. 106-2, “Accounting and Disclosure Requirements related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (“FSP 106-2”), which supercedes Staff Position No. 106-1. FSP 106-2 addresses the accounting and

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

disclosure implications that are expected to arise as a result of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 enacted on December 8, 2003. The Company has reviewed its medical plan and determined that it is not actuarially equivalent to medicare. Accordingly, the post retirement medical costs disclosed in Note 10 to the accompanying Consolidated Financial Statements do not reflect any amount associated with the federal subsidy.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs—An Amendment of ARB No. 43, Chapter 4” (“SFAS 151”). SFAS 151 amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Among other provisions, the new rule requires that items such as idle facility expense, excessive spoilage, double freight and rehandling costs be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal” as stated in ARB No. 43. Additionally, SFAS 151 requires that the allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. SFAS 151 is effective for fiscal years beginning after June 15, 2005 and is required to be adopted by the Company in the first quarter of fiscal 2006, beginning on January 29, 2006. The Company is currently assessing the impact that this adoption will have on its consolidated financial statements.

In December 2004, the FASB issued FASB Staff Position, or FSP, No. 109-1, Application of FASB Statement No. 109, “Accounting for Income Taxes,” to the tax deduction on qualified production activities provided by the American Jobs Creation Act of 2004 (“AJCA”). FSP No. 109-1 states that the impact of the tax deduction on qualified production activities provided by the AJCA should be accounted for as a special deduction rather than a statutory rate reduction. We are currently in the process of evaluating whether or not, and to what extent, if any, this provision may benefit us as well as the financial impact of this provision, if any.

In December 2004, the FASB issued Staff Position (“FSP”) No. 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004” (“FSP No. 109-2”). FSP No. 109-2 provides guidance under SFAS No. 109, “Accounting for Income Taxes,” with respect to recording the potential impact of the repatriation provisions of the American Jobs Creation Act of 2004 (the “Jobs Act”) on enterprises’ income tax expense and deferred tax liability. FSP No. 109-2 states that an enterprise is allowed time beyond the financial reporting period of enactment to evaluate the effect of the Jobs Act on its plan for reinvestment or repatriation of foreign earnings for purposes of applying SFAS No. 109. We are currently in the process of evaluating whether or not, and to what extent, if any, this provision may benefit us as well as the financial impact of this provision, if any.

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment” (“SFAS 123(R)”), which revises SFAS No. 123, “Accounting for Stock-Based Compensation,” (“SFAS 123”). SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. The Company is required to adopt SFAS 123(R) in the first quarter of Fiscal Year 2006. The Company is evaluating the requirements of SFAS 123(R) and the impact of the adoption on its consolidated financial statements.

During March 2005, the Securities Exchange Commission issued Staff Accounting Bulletin (“SAB”) No. 107, guidance on SFAS No. 123(R). SAB No. 107 was issued to assist preparers by simplifying some of the implementation challenges of SFAS 123R while enhancing the information that investors receive. The Company will consider the guidance provided by SAB No. 107 as it implements SFAS 123(R).

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

3.    Consolidated Balance Sheet Details

	January 29, 2005	January 31, 2004
Property, Plant and Equipment:
Land and improvements	$2,219,000	$662,000
Building and improvements	7,034,000	—
Leasehold improvements	64,076,000	53,921,000
Construction in progress	4,926,000	5,718,000
Equipment, furniture, fixtures and software	85,220,000	72,469,000

Total Property, Plant and Equipment, gross	163,475,000	132,770,000
Less: Accumulated depreciation and amortization	(89,456,000)	(78,800,000)

Total Property, Plant and Equipment, net	$74,019,000	$53,970,000

Intangible Assets:
Trade name	$5,407,000	$5,407,000
Customer list	908,000	908,000

Total Intangible Assets, gross	6,315,000	6,315,000
Accumulated amortization	(2,462,000)	(2,192,000)

Total Intangible Assets, net	$3,853,000	$4,123,000

Other Current Liabilities:
Merchandise credits and gift certificates	$11,711,000	$10,238,000
Accrued employee compensation and benefits	9,092,000	9,687,000
Rent payable	1,243,000	1,185,000
Income taxes payable	11,018,000	9,125,000
Sales returns reserve	3,532,000	2,916,000

Current portion of capital lease and debt	905,000	166,000

Accrued expenses	8,999,000	8,100,000

Total Other Current Liabilities	$46,500,000	$41,417,000

Other Long-term Liabilities:
Straight-line rent accruals	$9,709,000	$7,104,000
Employee benefit obligations	4,572,000	3,825,000
Deferred credits from landlords, net	6,496,000	2,317,000
Other long-term liabilities	1,655,000	2,430,000

Total Other Long-Term Liabilities	$22,432,000	$15,676,000

4.    Joint Ventures

Two airport stores in Las Vegas, two airport stores in Chicago and four airport stores in Atlanta operate under three separate joint venture arrangements with respect to each city. The Company has an 80% ownership interest in the Las Vegas venture, a 70% ownership interest in the Chicago venture and a 49% ownership interest in the Atlanta venture. The Las Vegas and Chicago ventures have been consolidated since inception (Fiscal 2003 for the Las Vegas venture and Fiscal 2001 for the Chicago venture) based on the Company’s ownership of the majority voting interests. Prior to Fiscal 2004, other party interests, consisting of the Chicago and Las Vegas partners’ interests, were included in selling, general and administrative expenses due to immateriality.

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

Under the requirements of FIN 46(R), variable interest entities are required to be consolidated if the total equity investment at risk is not sufficient to permit the entity to finance its activities without financial support or the equity investors lack certain specified characteristics of a controlling financial interest. The Company reviewed the requirements of FIN 46(R) and determined that the Atlanta joint venture qualifies as a Variable Interest Entity (“VIE”) as of its inception date in Fiscal 2001 and that the Company is the primary beneficiary of the VIE.

As primary beneficiary, the Company consolidated this entity effective for the first fiscal quarter of 2004 which is the Company’s first interim or annual reporting period ending after March 15, 2004 as required by this interpretation. In connection with the consolidation, assets of $718,000 (including property, plant and equipment and accounts receivable) were acquired and liabilities of $718,000 (including other party interests and accounts payable) were assumed.

At January 29, 2005, $425,000 of the Atlanta joint venture assets, $532,000 in other party interests and no liabilities are reflected in the Company’s balance sheet. Additionally, as a result of the Atlanta joint venture consolidation, the Company’s revenues increased by $4.9 million, cost of sales increased by $2.4 million, selling and general administrative expenses increased by $1.4 million, and other party interests in consolidated entities increased by $478,000 for the year ended January 29, 2005. The consolidation had no impact on the Company’s consolidated net income for the year ended January 29, 2005.

5.    Discontinued Operations

On June 29, 2005, the Company announced its decision to sell its Gardeners Eden business and has reclassified those operations as discontinued operations in the consolidated statement of income in accordance with the provisions of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“FAS No. 144”). In the second quarter of Fiscal 2005, the Company also recorded an impairment charge of $3.7 million, based upon the Company’s evaluation that the value of its Gardeners Eden intangible assets would not be recoverable upon sale of the business. This impairment charge was recorded in discontinued operations in the Company’s second quarter ended July 30, 2005 in the consolidated statement of operations. At July 30, 2005, inventory totaling $2.1 million and net property and equipment of $2.9 million comprise the assets held for sale. Net sales of the discontinued operation were not significant. The Company anticipates that no gain or loss will result upon sale, which is expected to occur by the second quarter of Fiscal 2006. Segment results have been restated (see note 7).

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

6.    Income Taxes

Temporary differences, which give rise to deferred tax assets and liabilities for Fiscal 2004 and Fiscal 2003, are as follows:

	January 29, 2005	January 31, 2004
Deferred tax assets:

Current:
Inventory capitalization and reserves	$697,000	$706,000
Employee benefit obligations	342,000	450,000
Vacation accrual	147,000	121,000
Merchandise credits and gift certificates	1,677,000	1,420,000
Sales return reserve	764,000	648,000
Legal reserves	700,000	665,000
Other items	252,000	1,382,000

Total current deferred tax asset	4,579,000	5,392,000

Non-Current:
Rent expense	3,642,000	2,659,000
Employee benefit obligations	1,951,000	1,342,000
Depreciation	—	737,000
Net operating loss carry-forwards	403,000	372,000
Other items	113,000	—

Total non-current deferred tax asset	6,109,000	5,110,000

Total deferred tax asset	10,688,000	10,502,000

Deferred tax liabilities:

Current:
Deferred catalog costs	662,000	593,000
Other items	—	—

Total current deferred tax liability	662,000	593,000

Non-Current:
Depreciation	619,000	—

Total deferred tax liability	1,281,000	593,000

Net deferred tax asset before valuation allowance	9,407,000	9,909,000
Less: Valuation allowance	(234,000)	(372,000)

Net deferred tax asset	$9,173,000	$9,537,000

At January 29, 2005 Brookstone had a gross deferred tax asset from tax loss carry-forwards of $403,000, which represents approximately $7.5 million of state net operating losses which expire in Fiscal 2006 through 2023 and $392,000 of foreign net operating losses which do not expire. Brookstone has provided a valuation allowance of $234,000 on those net operating loss carry-forwards which are not likely to be utilized. Brookstone has state tax credit carry-forwards at January 29, 2005 of approximately $63,000, which expire in Fiscal 2008. At January 31, 2004 Brookstone had state net operating losses of $7.6 million and foreign net operating losses of $218,000.

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

Current and non-current deferred tax assets and liabilities within the same tax jurisdiction are offset for presentation in the consolidated balance sheet.

The provision for income taxes is comprised of the following:

	Year Ended
	January 29, 2005	January 31, 2004	February 1, 2003
Current:
Federal	$13,117,000	$10,069,000	$8,852,000
State	1,759,000	1,770,000	991,000

Deferred:
Federal	734,000	470,000	(1,418,000)
State	(125,000)	(92,000)	(121,000)

	$15,485,000	$12,217,000	$8,304,000

Reconciliation of the U. S. Federal statutory rate to the Company’s effective tax rate is as follows:

	Year Ended
	January 29, 2005	January 31, 2004	February 1, 2003
Statutory federal income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal tax benefit	3.1%	3.1%	2.0%
Other	1.7%	0.5%	0.9%

Effective income tax rate	39.8%	38.6%	37.9%

The American Jobs Creation Act of 2004 (“the Act”) was signed into law on October 22, 2004. The Act contains numerous amendments and additions to the U.S. corporate income tax rules. Among other things, the Act will provide a deduction with respect to income of certain U.S. manufacturing activities and allow for favorable taxing on repatriation of offshore earnings. The Company is currently in the process of evaluating whether or not, and to what extent, if any, this provision may benefit the Company as well as the financial impact of this Act, if any.

The Internal Revenue Service completed the examination of the Company’s fiscal years ended January 29, 2000 and February 3, 2001 tax filings during the second quarter of fiscal 2003 with no material adjustments. Various state tax examinations are in process and the Company does not expect that the results of such examinations will have any material impact on its financial statements.

The exercise of stock options which have been granted under the Company’s stock option plans (see Note 9) gives rise to compensation, which is includable in the taxable income of the optionees and deductible by the Company for federal and state income tax purposes. Such compensation considers increases in the fair value of the Company’s common stock subsequent to the date of the grant. For financial reporting purposes, the tax effect of this deduction is accounted for as a credit to additional paid-in capital rather than as a reduction of income tax expense. Such exercises resulted in a tax benefit to the Company of approximately $1.6 million, $1.8 million, and $0.5 million in Fiscal 2004, Fiscal 2003 and Fiscal 2002, respectively.

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

7.    Segment Reporting

The Company conducts its business in two distinct segments determined by distribution channel. The retail segment is comprised of all full-year stores in addition to all temporary stores and kiosks. Retail product distribution is conducted directly through the store location. The direct marketing segment is comprised of two catalog titles (Hard-To-Find-Tools and Brookstone Catalog), the Company’s Internet website, www.Brookstone.com and sales to corporate customers. Direct marketing product distribution is conducted through the Company’s Direct Marketing Customer Sales and Contact Center, through its Distribution Center located in Mexico, Missouri and by the Company’s vendors. Both segments of the Company sell similar products, although not all Company products are fully available within both segments.

All costs directly attributable to the direct marketing segment are charged accordingly while all remaining operating costs are charged to the retail segment. The Company’s management does not review assets by segment, and it is impracticable for the Company to report revenues by product or to group similar products.

The following table discloses continuing operations segment net sales, income before taxes and other party interests in consolidated entities and depreciation and amortization expense for Fiscal 2004, Fiscal 2003 and Fiscal 2002 (in thousands):

	Net Sales			Income before taxes, other party interests in consolidated entities and discontinued operations
	2004	2003	2002	2004	2003	2002
Reportable segment:
Retail	$402,964	$354,320	$307,430	$27,718	$24,717	$17,406
Direct marketing	79,920	64,450	51,168	12,905	7,830	5,757

Reconciling items:
Interest income	—	—	—	635	607	361
Interest expense	—	—	—	(1,556)	(1,464)	(1,629)

Consolidated:	$482,884	$418,770	$358,598	$39,702	$31,690	$21,895

	Depreciation & Amortization
	2004	2003	2002
Reportable segment:
Retail	$12,344	$10,831	$10,216
Direct marketing	492	743	823

Consolidated:	$12,836	$11,574	$11,039

8.    Debt

Revolving Credit Agreement

The Company maintains a revolving credit agreement (hereafter referred to as “facility”) to finance inventory purchases, which historically peak in the third quarter in anticipation of the winter holiday selling season. The facility provides for borrowings of up to $80.0 million for letters of credit and working capital as long as the Company meets a borrowing base test equal to 50% of the amount of

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

eligible inventory and outstanding documentary letters of credit (increasing to 65% for the period June through July and to 75% for the period August through November). Amounts available for borrowings are reduced by the aggregate amount of outstanding letters of credit, which may not exceed $50.0 million, and borrowings. During the December 15th to April 30th time frame, the Company must have no more than $7.0 million in borrowings under its facility (excluding letters of credit) outstanding for 30 consecutive days.

During Fiscal 2004 and Fiscal 2003, the Company did not borrow under its facility. At January 29, 2005 and January 31, 2004 there were $7.7 million and $11.0 million in outstanding documentary letters of credit, respectively. In addition, $0.7 million and $0.9 million in standby letters of credit were drawable primarily by store lessors at January 29, 2005 and January 31, 2004, respectively.

Amounts due under the facility are collateralized by the personal property of the Company, tangible or intangible, including all stock of the Company’s subsidiaries, but excluding real property, machinery and equipment encumbered on February 21, 2002, and general intangibles. The collateral interest in the facility was subject to collateral release conditions dependent upon four consecutive quarters of fixed charge coverage ratio of 1.40 to 1.00 and consolidated EBITDA for the four quarters then ended of at least $34.5 million.

During the second fiscal quarter of 2004, the Company agreed with its lenders to forego its collateral release conditions in exchange for reduced interest rates within its existing revolving credit facility (“Amendment No. 2”). The new fixed charge coverage ratios that determine which of three different levels of fees and applicable margin rates are to be charged on applicable borrowings are as follows: the Company may borrow at either the agent bank’s base lending rate plus the applicable percentage (0.250%, 0.000% or 0.000%), or the Eurodollar rate for the applicable period plus the applicable percentage (1.750%, 1.500%, or 1.250%). In addition, the Company is obligated to pay a fee of 0.500%, 0.375% or 0.300% on the unused portion of the commitment, 0.875%, 0.750%, or 0.625% on the documentary letters of credit and 1.875%, 1.625% or 1.375% on the standby letters of credit. Amendment No. 2 also adjusted certain capital expenditure restrictions, including an increase in aggregate spending allowed for the new headquarters facility from $10.0 million to $11.0 million.

At the lender’s option, all positive cash balances held by the lender’s banks may be applied to the outstanding balance of the revolving line of credit. The facility contains a number of restrictive covenants, including limitations on incurring additional indebtedness, granting liens, selling assets, engaging in mergers and other similar transactions, engaging in new business lines and making capital expenditures. In addition, the facility prohibits the payment of cash dividends on common stock and requires that the Company maintain certain financial ratios, including tests pertaining to consolidated net worth, fixed charge coverage and cash flow leverage. For all four quarters of Fiscal 2004, the Company was in compliance with the applicable covenants.

Prior to Amendment No. 2, borrowings under the facility bore interest that was dependent on the level of the Company’s fixed charge coverage ratio. Depending on the calculated ratio of the Company’s fixed charge coverage, there were four different levels that had different fees and different margin rates on the applicable borrowings. Under the facility, the interest rates on the facility, at the Company’s option, were either: the agent bank’s base lending rate plus the applicable percentage (0.500%, 0.250%, 0.000% or 0.000%), or the Eurodollar rate for the applicable period plus the applicable percentage (2.000%, 1.750%, 1.500% or 1.250%). In addition, the Company was obligated to pay a fee of 0.625%, 0.500%, 0.500% or 0.375% on the unused portion of the commitment, 1.000%, 0.875%, 0.750% or 0.625% on the documentary letters of credit and 2.125%, 1.875%, 1.625% or 1.375% on the standby letters of credit.

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

Prior to the amendment in the second quarter of 2003, the interest rates were either: the agent bank’s base lending rate plus the applicable percentage (0.750%, 0.500%, 0.250%, or 0.000%), or the Eurodollar rate for the applicable period plus the applicable percentage (2.250%, 2.000%, 1.750% or 1.500%). In addition, the Company was obligated to pay a fee of 0.750%, 0.625% or 0.500% on the unused portion of the commitment, 1.125%, 1.000%, 0.875% or 0.750% on the documentary letters of credit, and 2.375%, 2.125%, 1.875% or 1.625% on the standby letters of credit.

The facility is currently scheduled to expire as of February 21, 2006.

Real Estate Loan

Effective September 1, 2004, the Company entered into an $8.0 million, 10-year maturity, variable-rate loan based on one-month LIBOR plus 1.00% to finance its new headquarters facility. At January 29, 2005 the interest rate (one-month LIBOR plus 1.00%) was 3.39%. The real estate loan is collateralized by the land with buildings and improvements. The real estate loan requires monthly principal payments of $66,666.67.

Scheduled payments of principal on the real estate loan, due August 31, 2014, are as follows:

Fiscal Year
2005	$800,000
2006	800,000
2007	800,000
2008	800,000
2009	800,000
Thereafter	3,666,667

Total	$7,666,667

In order to minimize the risk of exposure related to variations in cash flows over the life of the financing, in August 2004, the Company entered into a $4.0 million, 10-year interest rate swap agreement under which the Company receives one-month LIBOR plus 1.00% and pays a 5.67% fixed rate. The swap modifies the Company’s interest rate exposure by effectively converting 50% of the real estate loan from a variable rate to a fixed rate in order to hedge against the possibility of rising interest rates during the term of the loan. (See Note 12.)

Capital Lease Obligation

The Company’s lease for its Mexico, Missouri distribution facility was amended on March 1, 2004. The amendment extends the term of the lease from October 2013 to March 2024 and requires monthly principal payments of $8,718 and interest at the prime rate as published from time to time in the Wall Street Journal. The prime rate was 5.25% at January 29, 2005. Prior to the amendment, the lease required monthly principal and interest payments with interest based on the prime rate plus 1% per annum. The interest rate was adjusted annually on November 1 and was 5.00% at January 31, 2004.

The principal balance of this obligation amounted to $2.0 million at January 29, 2005 and $2.1 million at January 31, 2004 and approximates fair market value. Property capitalized under this capital lease amounted to $3.1 million at January 29, 2005 and January 31, 2004. Accumulated amortization totaled $1,079,000 at January 29, 2005 and $1,025,000 at January 31, 2004.

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

The following is a schedule by years of future minimum lease payments under this capital lease together with the present value of the net minimum lease payments as of January 29, 2005:

Fiscal Year
2005	$207,000
2006	202,000
2007	196,000
2008	191,000
2009	185,000
Thereafter	2,023,000

Total minimum lease payments	$3,004,000
Less: Amount representing executory costs	—

Net minimum lease payments	$3,004,000
Less: Amount representing interest	(1,006,000)

Present value of net minimum lease payments	$1,998,000

The current portion of the capital lease obligation, which is included in other current liabilities on the Company’s consolidated balance sheet, equaled $105,000 and $166,000 at January 29, 2005 and January 31, 2004, respectively.

9.    Shareholders Equity

Preferred Stock

The Board of Directors is authorized, subject to any limitations prescribed by law, to issue shares of preferred stock in one or more series. Each such series of preferred stock shall have rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the Board of Directors.

Stock Splits

To date, the Company has effected two stock splits. On August 20, 2003, the Company’s Board of Directors approved its first 3-for-2 stock split effected in the form of a 50% stock dividend. The stock dividend was paid on September 23, 2003 to shareholders of record as of September 2, 2003. On April 8, 2004, the Company’s Board of Directors approved its second 3-for-2 stock split effected in the form of a 50% stock dividend. The stock dividend was paid on April 26, 2004 to shareholders of record as of April 19, 2004. All historical earnings per share amounts and reference to common stock activity in the Notes have been restated to reflect both 3-for-2 stock splits.

Stock Purchase Plans

The Company’s stock purchase plans, which cover substantially all associates, allow for the issuance of a maximum of 135,000 and 168,750 shares of common stock under the 1992 Employee Stock Purchase Plan (“1992 ESPP”) and 2000 Employee Stock Purchase Plan (“2000 ESPP”), respectively. The shares are purchased at the lower of 85% of market value at the beginning or end of the six-month period, through accumulation of payroll deductions of up to 10% of each participating employee’s regular base pay during such period. Purchases occur at the end of the option periods. Since adoption, there have been three, six-month option periods under the 1992 ESPP, which began

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

on July 1, 1993, January 1, 1994 and November 4, 1997 and three six month periods under the 2000 ESPP, which began on November 1, 2000, November 1, 2003 and November 1, 2004. The Board of Directors may, at its discretion, extend the 2000 ESPP for additional periods. The 1992 ESPP terminated in July 2002. As of January 29, 2005, there were 112,993 shares available for future grants under the 2000 ESPP. In Fiscal 2004, the Company issued 28,874 shares under its 2000 ESPP for the option period which began in November 2003 and ended in April 2004. There were no shares issued under Employee Stock Purchase Plans in Fiscal 2003 or Fiscal 2002.

Restricted and Deferred Stock

The Company issues restricted and deferred stock awards subject to approval of the Board of Directors. These awards are independent of option grants and are subject to restrictions. The majority of the shares of restricted and deferred stock awards at January 29, 2005 are subject to forfeiture if employment terminates prior to the release of restrictions, generally one to four years from the date of grant. During that period, ownership of the shares cannot be transferred. Restricted stock awards are considered to be currently issued and outstanding.

These awards are issued at no cost to the recipient of the award. The fair value in excess of cost is charged to income ratably over the period during which these awards vest. The unearned compensation related to these awards is included as a component of shareholder’s equity. During Fiscal 2004, the Board of Directors approved the award of 156,274 shares of deferred stock to officers of the Company under the provisions of the 2004 Equity Incentive plan and 1,000 shares of restricted stock under the 1999 Equity Incentive plan. During Fiscal 2003, the Board of Directors awarded 37,427 deferred shares and 12,938 restricted shares under the 1999 Equity Incentive plan of which, 1,125 of the restricted shares have been canceled.

Employee Stock Plans

The Company has stock option plans for key associates, officers and directors of the Company, which provide for nonqualified and incentive stock options. The Board of Directors determines the term of each option, option price and number of shares at the date of grant. Prices equal the fair value at the date of the grant and generally vest over four years from the date of grant and expire after ten years.

In June 2004, shareholder approval was obtained for the 2004 Equity Incentive Plan (the 2004 Plan). Under the 2004 Plan, 900,000 shares of common stock were made available for issuance during the ten-year period ending April 15, 2014, but awards granted prior to such date may extend beyond that date. Under the 2004 Plan, options to purchase shares may be granted to all employees and non-employee directors. The Company may also use other types of equity incentive awards, such as stock appreciation rights, restricted stock, deferred stock, unrestricted stock, or combinations thereof. The 2004 Plan also allows for performance-based vesting for equity incentive awards.

At January 29, 2005, options to purchase 1,144,308 shares were exercisable under the various associate stock option plans, and options to purchase 129,832 shares were exercisable under the Directors’ stock option plan. At January 29, 2005, options to purchase 813,495 shares were available for future grants under the various associate stock option plans, and options to purchase 148,500 shares were available for future grants under the Directors’ stock option plan.

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

Transactions under the Company’s stock option plans for each of the three years in the period ended January 29, 2005 are as follows:

	Number of Shares	Weighted Average Exercise Price
Outstanding at
February 2, 2002	2,669,349	$5.25
Granted	339,750	$5.21
Exercised	(338,520)	$3.17
Canceled	(88,032)	$5.99

Outstanding at
February 1, 2003	2,582,547	$5.49
Granted	220,500	$11.94
Exercised	(803,798)	$5.38
Canceled	(28,966)	$5.09

Outstanding at
January 31, 2004	1,970,283	$6.27
Granted	80,250	$17.71
Exercised	(312,304)	$5.05
Canceled	(41,158)	$7.85

Outstanding at
January 29, 2005	1,697,071	$7.00

Of the 1,697,071 options outstanding at January 29, 2005, 1,521,489 options were outstanding under the various associate stock option plans, and 175,582 options were outstanding under the Directors’ stock option plan. At January 29, 2005, January 31, 2004 and February 1, 2003, there were 1,274,140, 1,208,945, and 1,705,707 options exercisable, respectively. At January 29, 2005, January 31, 2004 and February 1, 2003, the weighted average exercise prices of those options were $6.14, $5.39 and $5.23, respectively. At January 29, 2005, options to purchase 813,495 shares were available for future grants under the various associate stock option plans, and options to purchase 148,500 shares were available for future grants under the Directors’ stock option plan.

The fair value of each option grant is estimated on the date of grant using the Black - Scholes option-pricing model with the following weighted-average assumptions.

	Fiscal Year
	2004	2003	2002
Expected stock price volatility	44.2%	45.7%	46.9%
Risk-free interest rate	3.7%	3.3%	3.6%
Expected life of options	5 years	5 years	5 years
Dividend yield	—	—	—

The weighted average fair values of options granted for Fiscal 2004, Fiscal 2003, and Fiscal 2002 are $7.75, $5.25 and $2.34, respectively.

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

The following table summarizes information about stock options outstanding at January 29, 2005:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at 1/29/05	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at 1/29/05	Weighted Average Exercise Price
$ 0.00-$ 4.99	569,668	4.0 years	$4.21	456,603	$4.13
$ 5.00-$ 7.99	837,978	5.4 years	$6.65	722,370	$6.69
$ 8.00-$10.99	18,000	8.4 years	$8.02	6,000	$8.02
$11.00-$14.99	192,675	8.6 years	$12.24	89,167	$11.86
$15.00-$20.00	78,750	9.4 years	$17.71	—	—

Total	1,697,071			1,274,140

Earnings per common share

The following is an analysis of the differences between basic and diluted earnings per common share.

	January 29, 2005	January 31, 2004	February 1, 2003
Net income	$21,362,000	$17,552,000	$12,000,000

Weighted average common shares outstanding	20,207,000	19,559,000	19,092,000

Effect of dilutive securities:
Stock options	766,000	622,000	261,000

Weighted average common shares and common share equivalents	20,973,000	20,181,000	19,353,000

Earnings per share: Basic
Net income	$1.06	$0.90	$0.63

Earnings per share: Diluted
Net income	$1.02	$0.87	$0.62

For Fiscal 2004, Fiscal 2003 and Fiscal 2002 antidilutive shares of 778,148, 704,548 and 1,350,092 respectively, were excluded from the computations of diluted earnings per share.

10.    Pension and 401(k) Plans

The Company sponsors the Brookstone Pension Plan, which provides retirement benefits for its employees who have completed one year of service and who were participating in the plan prior to May 31, 1998. As of May 30, 1998, the Board of Directors approved freezing future benefits under this plan. The retirement plan is a final average pay plan. It is the Company’s policy to fund the cost of benefits expected to accrue during the year plus amortization of any unfunded accrued liabilities related to periods of service prior to the valuation date.

The Company contributed more than the minimum required amount to the Brookstone Pension Plan for the past year. As a result, there is no required contribution during Fiscal 2005, but it is the intent of the Company to contribute up to a maximum of $600,000 to maintain a funded status that is more than the minimum required level under ERISA.

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

In September 2004 the Compensation Committee of the Board of Directors approved a Defined Contribution Supplemental Executive Retirement Plan and named Michael F. Anthony, the Company’s Chairman, President and Chief Executive Officer, and Director as a participant in such plan. A charge of approximately $368,000 was recorded to selling, general and administrative expenses during the year as a result of this plan.

The following tables set forth the pension plan’s funded status and amounts recognized in the Company’s consolidated financial statements as measured at January 31 for each fiscal year presented.

Change in Projected benefit obligation:

	January 29, 2005	January 31, 2004
Projected benefit obligation at beginning of fiscal year	$5,220,000	$4,843,000
Service cost	125,000	125,000
Interest cost	312,000	304,000
Actuarial loss	458,000	254,000
Expenses paid	(131,000)	(82,000)
Benefits paid	(219,000)	(224,000)

Projected benefit obligation at end of fiscal year	$5,765,000	$5,220,000

Accumulated benefit obligation	$5,765,000	$5,220,000

The change in plan assets was:

	January 29, 2005	January 31, 2004
Fair value at beginning of fiscal year	$3,651,000	$2,961,000
Actual return on plan assets	186,000	459,000
Employer contributions	340,000	537,000
Expenses paid	(131,000)	(82,000)
Benefits paid	(219,000)	(224,000)

Fair value at end of fiscal year	$3,827,000	$3,651,000

The plan’s year end funded status was:

	January 29, 2005	January 31, 2004
Funded status at end of year	$(1,938,000)	$(1,569,000)
Unrecognized net actuarial loss	2,069,000	1,601,000

Net amount recognized	$131,000	$32,000

Amounts recognized in the consolidated balance sheet:

	January 29, 2005	January 31, 2004
Accrued benefit liability	$(1,938,000)	$(1,569,000)
Accumulated other comprehensive income	2,069,000	1,601,000

Net amount recognized	$131,000	$32,000

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

Assumptions used in computing the plan’s year end funded status were as follows:

	January 29, 2005	January 31, 2004
Weighted average discount rate	5.5%	6.0%
Expected return on plan assets	8.0%	8.0%
Rate of increase in compensation levels	N/A	N/A

Assumptions used in computing the plan’s annual pension expense were as follows:

	January 29, 2005	January 31, 2004	February 1, 2003
Weighted average discount rate	6.0%	6.5%	7.0%
Expected return on plan assets	8.0%	8.0%	9.0%
Rate of increase in compensation levels	N/A	N/A	N/A

Net periodic benefit cost for Fiscal 2004 reflects a decrease from the prior year primarily due to the expected return on plan assets increase thus decreasing net periodic benefit cost.

The components of net periodic benefit cost were as follows:

	January 29, 2005	January 31, 2004	February 1, 2003
Service cost	$125,000	$125,000	$125,000
Interest cost	312,000	304,000	302,000
Expected return on plan assets	(295,000)	(237,000)	(293,000)
Recognized net actuarial loss	98,000	98,000	27,000

Net periodic benefit cost	$240,000	$290,000	$161,000

The following is a summary of our target allocation for the plan assets along with the actual allocation of plan assets for the fiscal years presented.

		Actual Allocation for Fiscal Year Ended
	Target Allocation	January 29, 2005	January 31, 2004
Equity securities	60%	72%	70%
Fixed income	40%	28%	30%
All other—primarily cash	—	—	—

The Company employs a total return investment approach whereby a mix of equities and fixed income investments is used to maximize the long-term return of plan assets with a prudent level of risk. The investment portfolio contains a diversified blend of equity and fixed income investments. Furthermore, equity investments are diversified across U.S. and non-U.S. stocks, as well as small and large capitalization companies. Both actively-managed and passively-invested portfolios may be utilized for U.S. equity investments. Investment risk is measured and monitored on an ongoing basis through quarterly investment portfolio reviews, annual liability measurements and periodic asset/liability studies.

In selecting the expected long-term rate of return on assets, the Company considered the average rate of earnings expected on the funds invested or to be invested to provide for the benefits of these plans. This included considering the trusts’ asset allocation and the expected returns likely to be earned over the life of the plans. This basis is consistent with the prior year.

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

The Company estimates that the future benefits payable for its pension plan are as follows at January 29, 2005:

Fiscal Year	Pension Plan
2005	$192,000
2006	192,000
2007	206,000
2008	237,000
2009	245,000
Next five fiscal years to January, 2015	1,593,000

Total	$2,665,000

The Company also sponsors a 401(k) plan for all associates who have completed at least 90 days of service and have attained the age of 21. The Company’s matching 401(k) contribution was $1,014,000, $901,000 and $842,000 in Fiscal 2004, Fiscal 2003 and Fiscal 2002, respectively.

11.    Post-Retirement Benefits other than Pensions

The Company sponsors a defined benefit post-retirement medical plan. Prior to January 1, 2003, all associates who retired from the Company’s defined benefit plan that either attained age 65 with five years of service, or attained age 55 with 10 years of service and 70 points were eligible. On June 11, 2002, the Board of Directors approved an amendment to the eligibility requirements that restricts regular full-time associates from continuing to accrue points towards eligibility if those associates have not accumulated a minimum of 10 years of service as of December 31, 2002. As a result of this amendment, in Fiscal 2002 the Company recorded a gain on curtailment of $642,000 in the consolidated statement of income. Associates who retire prior to age 65 are required to contribute 50% of the premium. Associates who retire at age 65 with five to nine years of service are required to contribute 50% of the premium. Associates not eligible for retirement as of February 1, 1992 will be required to contribute the amount of premium in excess of $4,200 pre-65 and $2,225 post-65. The plan is not funded.

The following tables set forth the post-retirement plan’s funded status and amounts recognized in the Company’s consolidated financial statements as measured at the dates indicated below for each fiscal year presented:

	January 29, 2005	January 31, 2004
Accumulated post-retirement benefit obligation (“APBO”):
APBO at end of prior fiscal year	$1,128,000	$1,165,000
Service cost	14,000	12,000
Interest cost	66,000	68,000
Actuarial (gain)/loss	151,000	(33,000)
Benefits paid	(643,000)	(84,000)
Medicare benefits receivable	560,000	—

APBO at end of current fiscal year	$1,276,000	$1,128,000

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

The change in plan assets was:

	January 29, 2005	January 31, 2004
Fair value at beginning of fiscal year	$—	$—
Actual return on plan assets	—	—
Employer contributions	643,000	84,000
Medicare benefits receivable	(560,000)	—
Participant contributions	—	—
Expenses paid	—	—
Benefits paid	(643,000)	(84,000)
Medicare benefits receivable	560,000	—

Fair value at end of fiscal year	$0	$0

The amounts recognized in the statement of financial position consisted of:

	January 29, 2005	January 31, 2004
Funded status at end of fiscal year	$(1,276,000)	$(1,128,000)
Unrecognized prior service cost	(696,000)	(756,000)
Unrecognized net actuarial gain	(207,000)	(372,000)

Accrued benefit cost	$(2,179,000)	$(2,256,000)

The components of the net periodic post-retirement benefit cost were:

	January 29, 2005	January 31, 2004	February 1, 2003
Service cost	$14,000	$12,000	$130,000
Interest cost	66,000	68,000	101,000
Amortization of prior service cost	(60,000)	(60,000)	(81,000)
Recognized net actuarial gain	(14,000)	(21,000)	(16,000)

Net periodic benefit cost	$6,000	$(1,000)	$134,000

The weighted average discount rate used in determining the accumulated post-retirement benefit obligation was 5.5% as of January 29, 2005 and 6.0% as of January 31, 2004. For measurement purposes, a 10.5% annual rate of increase in the per capita cost of covered health care benefits was assumed for Fiscal 2004; this rate was assumed to decrease gradually down to 5.5% for Fiscal 2009 and remain at that level thereafter. The weighted average discount rate used in determining the annual post-retirement benefit expense was 6.0% for Fiscal 2004, 6.5% for Fiscal 2003 and 7.0% for Fiscal 2002.

The medical cost trend rate assumption has a significant effect on the amounts reported. However, the impact of medical inflation eventually diminishes because of the limit of the Company’s share of plan cost for accruals for associates who were not eligible to retire as of February 1, 1992. A one-percentage point change in assumed health care cost trend rate would have had the following effects on January 29, 2005:

	Increase	Decrease
Effect on total of service and interest cost components	$1,535	$(1,520)
Effect on accumulated post-retirement benefit obligation	$28,618	$(27,361)

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

Future Company contributions are estimated to be:

Fiscal Year	Post-Retirement Benefit Plans other than Pension
2005	$99,000
2006	99,000
2007	100,000
2008	102,000
2009	101,000
Next five fiscal years to January, 2015	474,000

Total	$975,000

12.    Commitments and Contingencies

Lease Commitments

The Company leases all of its retail store locations. These leases are non-cancelable. New non-airport retail store leases usually have an initial term of 12 years and airport locations typically have an initial term of eight years. Certain leases provide for additional rents payable based on store sales.

The operating lease commitments represent the minimum obligation the Company has for its non-cancelable retail store leases. These leases, however, require additional payments for common area maintenance, real estate taxes and other costs. These costs in Fiscal 2004 were equal to approximately 50% of the minimum lease obligations.

The Company also has $602,000 of operating lease commitments related to its use of technical equipment.

At January 29, 2005, the minimum future rentals on non-cancelable operating leases are as follows (includes Gardeners Eden leases):

Fiscal Year	Total	Retail Stores	Technical Equipment
2005	$36,033,000	$35,754,000	$279,000
2006	33,527,000	33,390,000	137,000
2007	31,352,000	31,259,000	93,000
2008	28,470,000	28,377,000	93,000
2009	25,333,000	25,333,000	—
Thereafter	94,094,000	94,094,000	—

	$248,809,000	$248,207,000	$602,000

Rent expense was approximately $36.7 million, $32.7 million and $31.3 million for the years ended January 29, 2005, January 31, 2004 and February 1, 2003, respectively. Rent expense for the year ended January 29, 2005 includes the cumulative effect of a $2.3 million charge related to the Company’s correction of an error in accounting policy for lease expense (see Note 2 under “Lease Accounting” to the accompanying Consolidated Financial Statements for additional details). In addition, contingent rent expense totaled approximately $3,540,000, $1,213,000 and $203,000 for Fiscal 2004, Fiscal 2003 and Fiscal 2002, respectively. These rent expenses, along with other costs of occupancy, are included in cost of sales in the consolidated statement of income.

The Company’s non-airport retail store leases generally have an initial term of 12 years. A number of these leases contain clauses that allow the Company to exit the lease prior to the original

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

termination date if certain performance criteria are not met. A limited number of these leases would require the Company to pay to the landlord the unamortized portion of deferred credits should the lease be terminated under these provisions. At January 29, 2005, the unamortized portion of deferred credits under leases with these provisions amounted to approximately $2.1 million.

Litigation

In March of 2002, the Company was served with a lawsuit brought in California Superior Court in Los Angeles County as a class action on behalf of current and former managers and assistant managers of the Company’s California stores, alleging that they were improperly classified as exempt employees. The lawsuit sought damages including overtime pay, restitution and attorney’s fees. On August 15, 2003, a settlement agreement was finalized with a maximum payment amount by the Company of $1.5 million payable for this matter which is included in other current liabilities.

On May 5, 2004, the California Superior Court, County of Los Angeles granted final approval to the parties’ settlement agreement and ordered that distributions be made pursuant to the agreement. However, on or about July 6, 2004, a class member who objected to the final approval of the settlement filed an appeal of the Superior Court’s May 5, 2004 order. The objecting class member’s opening appellate brief is currently due on or about May 2, 2005. At this time, a hearing on this objector’s appeal has not yet been scheduled. Unless the parties agree to alternative arrangements, settlement funds will not be distributed until the appeal is resolved.

The Company is also involved in various legal proceedings incidental to the conduct of its business. The Company does not believe that any of these legal proceedings will have a material adverse effect on the Company’s financial condition, results of operations, or cash flows.

13.    Derivative Instruments and Hedging Activities

The Company is exposed to the impact of interest rate changes primarily through its borrowing activities. As part of the Company’s risk management objective, it tries to minimize interest rate risk whenever possible. During Fiscal 2004, the Company obtained a real estate mortgage loan to help finance its new headquarters facility. The financing obtained was an $8.0 million, 10-year maturity, variable-rate loan based on one-month LIBOR plus 1.00% (see Note 8 to the accompanying Consolidated Financial Statements for additional details). In order to minimize the risk of exposure related to variations in cash flows over the life of the financing, in August 2004, the Company entered into a $4.0 million, 10-year interest rate swap agreement under which the Company receives one-month LIBOR plus 1.00% and pays a 5.67% fixed rate. The swap modifies the Company’s interest rate exposure by effectively converting 50% of the real estate loan from a variable rate to a fixed rate in order to hedge against the possibility of rising interest rates during the term of the loan.

14.    Subsequent Event (unaudited)

On April 15, 2005, Brookstone entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Brookstone Holdings Corp., a Delaware corporation (“Parent”), and Brookstone Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Acquisition”). OSIM International Ltd, J.W. Childs Associates, L.P. and Temasek Capital (Private) Limited have agreed to provide equity financing to Parent in connection with the transactions contemplated by the Merger Agreement.

Under the terms of the Merger Agreement, Acquisition will be merged (the “Merger”) with and into Brookstone, with Brookstone continuing as the surviving corporation and a subsidiary of Parent. At the effective time of the Merger, each outstanding share of common stock, par value $.001 per share, of

BROOKSTONE, INC.

Notes to Consolidated Financial Statements—(Continued)

Brookstone (the “Common Stock”) will be cancelled and converted into the right to receive $20.50 in cash, without interest. At the effective time of the Merger, each option identified as outstanding will be cancelled and converted into the right to receive in cash, without interest, the product of (a) the excess, if any, of $20.50 over the exercise price per share of Common Stock for such option and (b) the number of shares of Common Stock then subject to such option. At the effective time of the Merger, each deferred stock award and restricted stock award identified as outstanding will be cancelled and converted into the right to receive in cash, without interest, the product of (a) the excess, if any, of $20.50 over the unpaid price per share of Common Stock, if any, for such award and (b) the number of shares of Common Stock then subject to such award.

On July 15, 2005, the Merger Agreement was amended to reduce the aggregate purchase price to $20.00 per share or approximately $465.2 million, including estimated transaction costs.

Completion of the Merger is subject to several conditions, including approval of the Merger by Brookstone’s stockholders, expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the availability of the proceeds of debt financing to Parent, and other customary closing conditions. The companies expect to close the transaction during Brookstone’s third fiscal quarter of 2005.

15.    Quarterly Financial Data (unaudited)

The following Fiscal 2004 quarterly information (in thousands, except per share data):

	Fiscal 2004
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter(2)
Net sales	$74,250	$93,749	$82,755	$232,130
Gross profit	21,942	32,818	25,615	114,819
Operating income (loss) from continuing operations	(6,095)	504	(8,519)	54,733
Loss on discontinued operations, net of tax benefit	(648)	(546)	(702)	(208)

Net income (loss)	$(4,644)	$(465)	$(6,679)	$33,150

Basic earnings (loss) per share(1)	$(0.23)	$(0.02)	$(0.33)	$1.63

Diluted earnings (loss) per share(1)	$(0.23)	$(0.02)	$(0.33)	$1.57

The following Fiscal 2003 quarterly information (in thousands, except per share data):

	Fiscal 2003
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net sales	$57,901	$75,269	$71,792	$213,808
Gross profit	14,033	24,503	21,263	108,442
Operating income (loss) from continuing operations	(9,115)	(3,196)	(8,012)	52,870
Loss on discontinued operations, net of tax benefit	(720)	(236)	(749)	(216)

Net income (loss)	$(6,411)	$(2,315)	$(5,865)	$32,143

Basic earnings (loss) per share(1)	$(0.33)	$(0.12)	$(0.30)	$1.61

Diluted earnings (loss) per share(1)	$(0.33)	$(0.12)	$(0.30)	$1.55

(1)	Quarterly basic and diluted earnings per share amounts, where necessary, have been restated to reflect the Company’s stock splits in Fiscal 2003 and Fiscal 2004. (See note 9)
(2)	Fourth quarter financial data includes a cumulative, non-cash after-tax adjustment to rent expense of $1.4 million or $0.07 per diluted share to correct the Company’s accounting policy for lease expense. (See notes 2 and 12).

BROOKSTONE, INC.

Schedule II    Valuation and Qualifying Accounts and Reserves

Year ended January 29, 2005
Description	Beginning Balance	Charged to costs and expenses	Deductions	Ending Balance
Allowance for doubtful accounts	$496,000	$381,000	$(640,000)	$237,000
Inventory reserve	$2,198,000	$223,000	$(67,000)	$2,354,000
Sales returns reserve	$2,916,000	$52,782,000	$(52,166,000)	$3,532,000
Deferred tax valuation allowance	$372,000	$37,000	$(175,000)	$234,000

Year ended January 31, 2004
Description	Beginning Balance	Charged to costs and expenses	Deductions	Ending Balance
Allowance for doubtful accounts	$473,000	$310,000	$(287,000)	$496,000
Inventory reserve	$3,042,000	$114,000	$(958,000)	$2,198,000
Sales returns reserve	$2,381,000	$47,274,000	$(46,739,000)	$2,916,000
Deferred tax valuation allowance	$221,000	$151,000	$—	$372,000

Year ended February 1, 2003
Description	Beginning Balance	Charged to costs and expenses	Deductions	Ending Balance
Allowance for doubtful accounts	$615,000	$363,000	$(505,000)	$473,000
Inventory reserve	$3,018,000	$95,000	$(71,000)	$3,042,000
Sales returns reserve	$2,102,000	$42,870,000	$(42,591,000)	$2,381,000
Deferred tax valuation allowance	$146,000	$75,000	$—	$221,000

All other schedules of which provision is made in the applicable regulation of the Securities and Exchange Commission have been omitted because the information is disclosed in the Consolidated Financial Statements or because such schedules are not required or are not applicable.